August 13, 2020

Essential Utilities, Inc.

762 W. Lancaster Avenue

Bryn Mawr, PA 19010

RE:	Common Stock Offering

Ladies and Gentlemen:

We have acted as counsel to Essential Utilities, Inc. (formerly known as Aqua America, Inc.), a Pennsylvania corporation (the “Company”), in connection with the offering (the “Offering”) by the Company of 6,700,000 shares (the “Shares”) of common stock, par value $0.50 per share (the “Common Stock”), of the Company pursuant to the Company’s Registration Statement on Form S-3 (File-No. 333-223306) (the “Registration Statement”) which became effective upon filing, on February 28, 2018, by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Shares are to be issued by the Company pursuant to (i) an Underwriting Agreement, dated August 11, 2020 (the “Underwriting Agreement”), among the Company, RBC Capital Markets, LLC, as underwriter, the Forward Purchaser (as defined below) and Royal Bank of Canada (acting through its agent, RBC Capital Markets, LLC), in the capacity of forward seller, and (ii) the letter agreement dated August 11, 2020 between Royal Bank of Canada (acting through its agent, RBC Capital Markets, LLC) (in such capacity, the “Forward Purchaser”) and the Company (the “Forward Sale Agreement” and together with the Underwriting Agreement, the “Transaction Agreements”), which Transaction Agreements have been filed as exhibits to the Company’s Current Report on Form 8-K, to which this opinion is attached as an exhibit.

We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Articles of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement and the exhibits thereto; (iv) the prospectus contained within the Registration Statement; (v) the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement”); (vi) the Transaction Agreements; (vii) such other corporate records, agreements, documents and instruments; and (viii) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, staff lend of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the

Essential Utilities, Inc.

August 11, 2019

originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares to be issued and sold by the Company to the Forward Purchaser upon physical or net share settlement, as applicable, pursuant to the Forward Sale Agreement, have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Transaction Agreements, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the Commonwealth of Pennsylvania.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement and the Prospectus Supplement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP